AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 16th day of November, 2016, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Tortoise Select Income Bond Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Managed Portfolio Series:

Exhibit X, the Tortoise Select Income Bond Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Printed Name: James R. Arnold	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Exhibit X to the Managed Portfolio Series Fund Accounting Agreement

Name of Series	Date Added
Tortoise Select Income Bond Fund	on or after November 16, 2016

FUND ACCOUNTING, FUND ADMINISTRATION, PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES at January, 2017

Annual Fee Based Upon Average Net Assets Per Fund
        […] ([…] basis points) on the first $[…] million
        […] ([…] basis points) on the next $[…] million
        […] ([…] basis points) on the balance
Minimum annual fee:  $[…] per fund
▪ Additional fee of $[…] for each additional class
▪ Additional fee of $[…] per additional manager / sub-advisor per fund

CCO Annual Fees (per fund or sub-advisor)
▪ $[…] / fund (subject to change based on Board review and approval)
▪ $[…] / sub-advisor per fund

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Services Included
▪ Daily Performance Reporting
▪ Advisor Information Source Web Portal
▪ USBFS Legal Administration (e.g., registration statement update)

Additional Services
Available but not included above are the following services – Daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

Fees are billed monthly.

Exhibit X (continued) to the Managed Portfolio Series Fund Accounting Agreement

FUND ACCOUNTING SERVICES – Tortoise SUPPLEMENTAL SERVICES FEE SCHEDULE at January, 2017

Pricing Services
▪ $[…] Domestic and Canadian Equities/Options
▪ $[…] Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates
▪ $[…] CMOs/Municipal Bonds/Money Market Instruments/International Bonds
▪ $[…] - Bank Loans
▪ $[…] - Credit Default Swaps/Swaptions
▪ $[…] - Basic Interest Rate Swaps
▪ $[…] /Fund per Month - Mutual Fund Pricing
▪ $[…] /Foreign Equity Security per Month for Corporate Action Service
▪ $[…] /Domestic Equity Security per Month for Corporate Action Service
▪ $[…] /Month Manual Security Pricing (>10/day)

Fair Value Services (Interactive Data)
▪ $[…] on the First 100 Securities/Day
▪ $[…] on the Balance of Securities/Day

Corporate Action and Factor Services (security paydown)
• $[…] per Foreign Equity Security per Month
• $[…] per Domestic Equity Security per Month
• $[…] per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)
▪ $[…] per security per month for fund administrative data

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit X.

Tortoise Credit Strategies, LLC

By: _____________________________

Printed Name: _____________________

Title: ____________________________                        Date: ______________